AGREEMENT


     This Agreement is entered into effective as of December 30, 1999, by and between Delta Petroleum Corporation, a Colorado corporation, 555 17th Street, Suite 3310, Denver, Colorado 80202 and Burdette A. Ogle, 1224 Coast Village Circle, Suite 24, Santa Barbara, California 93108.

                            RECITALS

     A. The parties hereto are also parties to that certain A Purchase and Sale Agreement dated January 3, 1995 (the
A Purchase and Sale Agreement), those several instruments of conveyance of even date therewith and related thereto each of which is entitled AAssignment, Conveyance and Bill of Sale of Federal Oil and Gas Leases Reserving a Production Payment (collectively, the Assignments), and to that certain Agreement dated December 17, 1998 amending the Assignments (the First Amendment).

     B.   The parties desire to further amend the Assignments.

                           AGREEMENT

     FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are acknowledged, the parties agree as follows:

     1.    Each of the Assignments is hereby amended to add a new
Section II-11 which shall read as follows:

               11. In the event Assignee receives any compensation in any form as consideration for any agreement, settlement, regulatory action or other arrangement, whether voluntary or involuntary, with or by any governmental unit (whether federal, state or local) or other party precluding the further development of the Interests, Assignee shall pay Assignor the lesser of: (x) three percent (3%) of the stated value of such compensation; or, (y) the remaining balance of the Production Payment. To the extent that such agreement, settlement, regulatory action or other arrangement precludes development of less than all of the Interests, the amount paid to Assignor pursuant to this Section 11 shall be deducted from and reduce amounts due under the Production Payment upon actual production of Substances, but the Production Payment shall otherwise remain in effect with respect to any Interest, the development of which is not so precluded.

     2.    The  parties  hereby  ratify  the  Purchase  and  Sale
Agreement and the Assignments, as amended by the First Amendment and this Agreement.

     3. This Agreement may be executed in one or more counterparts, which shall together constitute one document. This
Agreement may be executed by means of facsimile signatures without the necessity of further proof of execution.

     Executed effective as of the date first above written.


                                   DELTA PETROLEUM CORPORATION


s/Burdette A.  Ogle                By:s/Aleron H. Larson, Jr.
BURDETTE A. OGLE                     Authorized Officer